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                                                                    Exhibit 99.5

    BOSTON LIFE SCIENCES RAISES $4.0 MILLION IN CONVERTIBLE PROMISSORY NOTE

July 26, 2002 Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced today that it has issued $4.0 million of 10% Convertible Senior Secured Promissory Notes to a single institutional investor. The Company's Chairman and CEO, David Hillson, commented, "In light of current market conditions, we are extremely gratified to raise these funds from one of our existing institutional investors. The conversion price is significantly higher than our current stock price. We are pleased to secure additional financial resources particularly during this difficult period for biotechnology. Together with existing cash on hand, we believe we have the resources to complete pre-clinical programs and advance our human clinical trials."

The promissory note matures in July 2005 and is convertible into common stock at a conversion price of $2.16 per share. Warrants to purchase a total of 500,000 shares of common stock were also issued to the investor which are exercisable through July 2007 to purchase shares of common stock at $2.16 per share. There were no placement agent fees incurred in the transaction. Upon the request of the investor, the Company is obligated to file a registration statement covering the resale of the common stock issuable upon conversion of the notes and exercise of the warrants. For additional information about the financing, interested parties should read the current report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

BLSI is developing novel diagnostics and therapeutics for Parkinson's Disease
(PD) and Attention Deficit Hyperactivity Disorder (ADHD) as well as treatments for cancer, autoimmune disease, and central nervous system disorders. BLSI's products in development include: ALTROPANETM and FLUORATECTM radioimaging agents for the diagnosis of PD and ADHD; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders; novel therapies for the treatment of PD and ADHD; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company's products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K.

     For further information, please contact:

                                     Corporate
                                     Joseph Hernon
                                     Chief Financial Officer
                                     Boston Life Sciences, Inc.
                                     617.425.0200
                                     jhernon@bostonlifesciences.com